Exhibit 99.1

NEWS RELEASE

Contact:	Todd Slawson, Interim Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces First Quarter 2018 Financial Results

Saint Paul, Minn., May 14, 2018 -- Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced results for its first quarter ended March 31, 2018.

First Quarter 2018 Financial Highlights

  First quarter royalties were $2.2 million, an increase of 32 percent from the same period in the prior year.
  First quarter product sales were $844,000, a decrease of 41 percent from the same period in the prior year.
  Operating expenses totaled $2.6 million in the first quarter of 2018, an increase of 15 percent from the prior year period.  Capitalized software costs in the first quarter were $66,000 compared to $174,000 in the prior year period.
  Net loss for the first quarter of 2018 totaled $17,000, compared to net income of $197,000 for the same period in the prior year.
  Cash balance increased to $3.3 million, up from $3.2 million at the end of 2017.

First-Quarter Results:

Image Sensing Systems' (ISS) 2018 first quarter revenue was $3.0 million, compared to $3.1 million in the first quarter of 2017. Gross margin from the first quarter of 2018 was 85 percent, a 6 percent increase from a gross margin of 79 percent for the same period in 2017. The increase in the gross margin percent was primarily the result of a larger portion of sales from royalties during the quarter. Revenue from royalties was $2.2 million in the first quarter of 2018 compared to $1.6 million in the first quarter of 2017, a 32 percent increase.

Exhibit 99.1

Product sales decreased to $844,000 in the 2018 first quarter, a 41 percent decrease from $1.4 million in the first quarter of 2017. The decrease in product sales resulted from lower volumes of sales in all jurisdictions.  Autoscope video product sales and royalties were $251,000 and $2.2 million, respectively, and RTMS radar product sales were $593,000 in the first quarter of 2018.  Product sales gross margin for the first quarter of 2018 was 58 percent, compared to 62 percent in the prior year period.  The decrease in product margin was due to a higher percentage of Autoscope video product sold during the quarter, compared to the same period in the prior year.

ISS’s net loss in the first quarter was $17,000, or no income (loss) per basic share, compared to net income of $197,000, or $0.04 per basic share, in the prior year period. The first quarter of 2018 net income includes operating expenses of $2.6 million, a 15 percent increase from the first quarter of 2017. This increase is primarily due to increased sales and marketing costs related to a semi-annual industry trade show, Intertraffic, that took place in the first quarter of 2018. During the first quarter of 2018, ISS capitalized $66,000 of internal software development costs compared to $174,000 in the prior year period.

On a non-GAAP basis, excluding the amortization of intangible assets and depreciation for the applicable periods, operating income for the first quarter of 2018 was $157,000 compared to operating income of $353,000 in the prior year period.

“While we are encouraged by the increase in Autoscope royalty from the prior year period, we are very disappointed in the decrease in product sales.  In response to this product revenue erosion, we have appointed new sales leadership.  We are excited to have Andrew Markese join our team as Vice President of Global Sales and Marketing effective May 21st,” said Chad Stelzig, CEO of ISS.  “Andy has demonstrated success cultivating high performing sales teams and taking a hands-on approach to generating sales growth.”

Exhibit 99.1

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017 filed on March 14, 2018.

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended March 31,
	2018	2017
Revenue
Product sales	$844	$1,440
Royalties	2,166	1,644
	3,010	3,084
Cost of revenue	447	634
Gross profit	2,563	2,450

Operating expenses
Selling, general and administrative	1,761	1,436
Research and development	819	816
	2,580	2,252
Income (loss) from operations	(17)	198
Other income	-	3
Income (loss) before income taxes	(17)	201
Income tax expense	-	4
Net income (loss)	$(17)	$197

Basic net income (loss) per share	$(0.00)	$0.04
Diluted net income (loss) per share	$(0.00)	$0.04

Weighted shares - basic	5,181	5,096
Weighted shares - diluted	5,181	5,096

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$3,322	$3,190
Receivables, net	2,756	3,339
Inventories	388	335
Prepaid expenses and other current assets	347	255
	6,813	7,119
Property and equipment, net	472	486
Intangible assets, net	3,440	3,485
Deferred taxes	37	38
	$10,762	$11,128
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$612	$563
Warranty and other current liabilities	1,452	1,924
	2,064	2,487

Shareholders’ equity	8,698	8,641
	$10,762	$11,128

Exhibit 99.1

 Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three-Month Periods March 31,
	2018	2017
Operating activities
Net income (loss)	$(17)	$197

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	174	155
Stock option expense	85	65
Loss on disposal of assets	1	-
Changes in operating assets and liabilities	13	277
Net cash provided by operating activities	256	694

Investing activities
Capitalized software development costs	(66)	(95)
Purchases of property and equipment	(47)	(33)
Net cash used for investing activities	(113)	(128)

Financing activities
Stock for tax withholding	(10)	-
Net cash used for financing activities	(10)	-

Effect of exchange rate changes on cash	(1)	7
Increase in cash and cash equivalents	132	573

Cash and cash equivalents at beginning of period	3,190	1,547
Cash and cash equivalents at end of period	$3,322	$2,120

Non-Cash investing and financing activities:
Purchase of property and equipment in accounts payable	$25	$11
Capitalization of software development costs in accounts payable	-	79

Exhibit 99.1

 Image Sensing Systems, Inc.

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define non-GAAP income from operations as income from operations before amortization of intangible assets and depreciation for the applicable periods. Management believes non-GAAP income from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations.  Our definition of non-GAAP income from operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles non-GAAP income from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended March 31,
	2018	2017
Income (loss) from operations	$(17)	$198
Amortization of intangible assets	111	90
Depreciation	63	65
Non-GAAP income from operations	$157	$353

Note – Our calculation of non-GAAP income (loss) from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.